Exhibit 99.1

CIMAREX ENERGY ANNOUNCES FIRST-QUARTER PRODUCTION VOLUMES, PROVIDES OPERATIONS
          UPDATE AND SCHEDULES EARNINGS RELEASE AND CONFERENCE CALL

    DENVER, April 24 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced that first-quarter 2006 oil and gas production volumes averaged
460.1 million cubic feet equivalent per day (MMcfe/d), a 91 percent increase over the 240.4 MMcfe/d in the same period a year earlier. Gas production rose 84 percent to 361.3 million cubic feet per day and oil volumes increased 122 percent to 16,464 barrels per day.

    The acquisition of Magnum Hunter Resources, Inc. in June 2005 and continued positive drilling results boosted first quarter volumes. Partially offsetting these gains were hurricane-related disruptions (18 MMcfe/d) and property divestitures (13 MMcfe/d).

    Cimarex had expected that substantially all of its shut-in Gulf of Mexico production would be restored during the first quarter of 2006. However, approximately 16 MMcfe/d is still shut-in and is concentrated in four non-operated blocks. Based on discussions with operators, Cimarex now expects the majority of these volumes to be restored by the end of the second quarter of 2006.

    Principally as a result of continued delays in resumption of Gulf of Mexico volumes, first-quarter production came in below our previous estimate of 470-480 MMcfe/d. Cimarex has adjusted its full-year 2006 production estimate to 475-495 MMcfe/d from 485-505 MMcfe/d to reflect lower first and second quarter Gulf of Mexico volumes.

    First-quarter prices are expected to range from to $7.10 to $7.20 per thousand cubic feet of gas and $59.50 to $59.60 per barrel of oil.

    Cimarex will release its first-quarter 2006 financial results on Friday May 5, 2006 before the market opens and will host a follow-up conference call at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive conference call, please dial 866-406-5369 and reference call ID # 7257494 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 877-519-4471 by using the conference ID # 7257494. The listen-only web cast of the call will be accessible via www.cimarex.com.

    Exploration and Development Activity

    Cimarex drilled 170 gross (108.8 net) wells during the first quarter of 2006, realizing a success rate of 89 percent. Of the successful first quarter wells drilled, 74 were completed and had initial production before the end of the first quarter. At the present time we have 27 operated rigs running and we expect to average about 30 for the year. We expect full-year 2006 exploration and development expenditures to approximate $1 billion.

    Mid-Continent

    Cimarex drilled 93 gross (58 net) wells in the Mid-Continent region during the first quarter of 2006 realizing a 94 percent success rate. Drilling principally occurred in the Texas Panhandle and the Anadarko Basin. In the Texas Panhandle Granite Wash formation, Cimarex drilled 21 gross (12.6 net) wells with a 95 percent success rate. Six operated rigs are currently drilling in the Texas Panhandle and six are drilling in Oklahoma. Mid-Continent first quarter production volumes averaged 176 MMcfe/d, an increase of one percent over fourth quarter of 2005.

    Permian Basin

    Permian Basin first quarter drilling totaled 44 gross (33.1 net) wells realizing a 98 percent success rate. In southeast New Mexico, 19 gross (13.4 net) wells were drilled with a 97 percent success rate in the Morrow, Atoka and Strawn formations. West Texas Permian drilling totaled 28 gross (19.7 net) successful wells in the Devonian, Ellenburger, Bone Springs, Sprayberry and Clearfork formations. Cimarex currently has six operated rigs drilling in southeast New Mexico and four in West Texas. Permian Basin first quarter production volumes averaged 129 MMcfe/d, an increase of three percent over the fourth quarter of 2005, excluding the impact of property sales.

    Gulf Coast

    Cimarex drilled 13 gross (9.1 net) Gulf Coast area wells during the first quarter of 2006, realizing a 54 percent success rate. First quarter drilling occurred in Liberty County, Texas; south Louisiana and south Texas.

    South Louisiana drilling targets the Miogyp, Marg tex, Sub Alliance and Nonion Struma formations at depths of 13,000-17,000 feet. We drilled an apparent discovery at our Tortoise Creek prospect (62.5% working interest) in Lafayette Parish. The well was drilled to a total depth of 15,583 feet and production testing is pending.

    Cimarex plans to have two or three rigs operating continuously throughout 2006 in south Louisiana and two in Liberty County.

    Gulf Coast first-quarter production volumes averaged 106 MMcfe/d, an 18 percent increase over the fourth quarter of 2005. First-quarter volumes included 15 MMcfe/d net from the previously announced Donald Harrington #1 (100% working interest) south Louisiana discovery. Gross production from this well currently approximates 9 MMcfe/d (7 MMcfe/d net).

    Gulf of Mexico

    Cimarex drilled 8 gross (3.4 net) Gulf of Mexico wells during the first quarter of 2006, realizing a 62 percent success rate. Cimarex drilled two operated discovery wells in the Main Pass area: Main Pass 187 #1 (100% working interest) and Main Pass 200 #1 (50% working interest), both which are expected to commence production in the fourth quarter of this year at gross rates of 5 MMcfe/d and 10 MMcfe/d, respectively. Three other successful wells were drilled at Vermillion Block 249, West Cameron 295, and West Cameron 383. Cimarex's working interest in these blocks varies between 20-33 percent. First production is expected to occur in the second and third quarters adding aggregate net volumes of 6 MMcfe/d.

    Gulf of Mexico first-quarter production volumes averaged 40 MMcfe/d, up from 27 MMcfe/d in the fourth quarter of 2005. Average deferred production from hurricane and other weather related delays approximated 20-25 MMcfe/d in the first quarter of 2006 versus 41-45 MMcfe/d in the fourth quarter of 2005.

    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

    www.cimarex.com

SOURCE  Cimarex Energy Co.
    -0-                             04/24/2006
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com/
    (XEC)